                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-131229

PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS, DATED FEBRUARY 8, 2006)

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                        17,387,500 Shares of Common Stock

     This prospectus supplement, dated April 12, 2007, supplements the prospectus, dated February 8, 2006, of American Oriental Bioengineering, Inc. relating to the resale by the selling shareholders of up to 17,387,500 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              SELLING SHAREHOLDERS

     The information in the table appearing under the caption "Selling Shareholders" on page 12 of the prospectus is amended by amending the holdings of the Shareholders listed below, previously listed as a selling shareholder in the prospectus, as supplemented by the Prospectus Supplement No. 1, dated February 10, 2006, Prospectus Supplement No. 2, dated March 3, 2006, Prospectus Supplement No. 3, dated August 3, 2006 and Prospectus Supplement No. 4, dated October 11, 2006 with the information set forth below. The table assumes that all warrants are exercised into shares of our common stock, that all such shares of common stock are sold pursuant to this offering and that no other shares of our common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering.

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
                                         NUMBER
                                           OF
                                         SHARES
                                           OF         NUMBER OF
                                         COMMON       SHARES OF    TOTAL NUMBER                    NUMBER OF
                                          STOCK      COMMON STOCK       OF        TOTAL NUMBER     SHARES OF     PERCENTAGE
                                          OWNED        ISSUABLE     SECURITIES         OF        COMMON STOCK     OF COMMON
                                         PRIOR TO      UPON THE     OWNED PRIOR    SECURITIES     OWNED AFTER    STOCK OWNED
                                           THE       EXERCISE OF      TO THE          BEING      THE OFFERING     AFTER THE
          SELLING SHAREHOLDER            OFFERING    WARRANTS (1)    OFFERING      REGISTERED         (2)        OFFERING(2)
---------------------------------        --------   -------------   -----------   ------------    -----------    ------------
OTA LLC. (3)(4)                                0        213,000        213,000        213,000          0              *

JMG Capital Management, Inc.                   0              0              0              0          0              0

Morgan Stanley & Co. International Ltd.        0              0              0              0          0              0

-----------------
     * Less than 1%

     (1) Unless otherwise indicated, the warrants represented are exercisable at $6.50 per share of our common stock.

     (2) Assumes that the selling shareholder will resell all of the shares of our common stock offered hereunder. Applicable percentage of ownership is based on 64,784,359 shares of our common stock outstanding as of April 12, 2007, together with securities exercisable for, or convertible into, shares of common stock within 60 days of April 12, 2007.

     (3) Ira Leventhal, a managing member, has voting and investment control over the securities held by the selling shareholder. OTA LLC is a registered broker-dealer and any selling security holder that is a broker-dealer may be deemed to be an underwriter with respect to the securities it sells pursuant to this prospectus.

     (4) This represents ownership of 90,000 warrants transferred from Morgan Stanley International Ltd. and 123,000 warrants transferred from JMG Capital Management, Inc.


            The date of this prospectus supplement is April 12, 2007.